EXHIBIT 4.2

PROMISSORY NOTE

New York, New York

January 7, 2003

FOR VALUE RECEIVED, the undersigned, John N. Ehrman (the "Borrower"), hereby promises to pay to the order of International Mercantile Holding Group, Inc. (the "Lender") in accordance with the terms and conditions of the Loan Agreement dated the date hereof executed by and between the Borrower and the Lender (as amended, modified or supplemented from time to time (the "Agreement"), the unpaid principal amount of the Loan (as defined in the Agreement) and to pay interest on the unpaid principal amount of the Loan from the date thereof at the rates per annum and for the periods set forth in or established by the Agreement and calculated as provided therein.

All indebtedness outstanding under this Note shall bear interest (computed in the same manner as interest on this Note prior to Maturity (as defined in the Agreement)) after Maturity, whether at stated Maturity, by acceleration or otherwise, at the Post-Default Rate (as defined in the Agreement), and all such interest shall be payable as provided in the Agreement.

The Borrower has pledged to the Lender two million shares of Rocky Mountain Energy Corporation (the "Pledged Shares") pursuant to a Pledge Agreement dated as of the date hereof executed by Borrower in favor of the Lender. The security interest covers any and all proceeds and products of the Pledged Shares and the pledge covers all dividends and distributions on the Pledged Shares, up to the amount of the Obligations (as defined in the Agreement).

Anything herein to the contrary notwithstanding, the obligation of the Borrower to make payments of interest shall be subject to the limitation that interest payments shall not be required to be made to the Lender to the extent that the Lender's charging thereof would not be permissible under the law or laws applicable to the Lender limiting rates of interest which may be charged or collected by the Lender. If at any time interest on the indebtedness evidenced hereby would otherwise exceed the highest lawful rate, only such highest lawful rate will be paid by the Borrower to the Lender. Should any amount be charged to the Borrower by the Lender in excess of such highest lawful amount, such excess shall be deemed to have been paid in reduction of the principal balance of the Loan.

Payment of both principal and interest on this Note shall be made at the office of the Lender at 666 Fifth Avenue, Suite 125, New York, New York 10103, or such other place as the holder hereof shall designate to the Borrower in writing, in lawful money of the United States of America in immediately available funds when due and payable as set forth in the Agreement.

This Note is the Note referred to in the Agreement, is secured in the manner provided therein and is subject to the terms and conditions thereof and is entitled to the benefits thereof.

Upon the occurrence and during the continuance of any Event of Default, as defined in the Agreement, the principal amount of and all accrued interest on this Note may be immediately declared due and payable by the Lender in the manner and with the effect provided for in the Agreement.

This Note is a Recourse Note and grants the lender all recourse(s) afforded it by law to effect the collection of a debt.

Twenty four (24) months after the date and year first above written, this Note will cease to be a recourse note and will become, from that date until the end of time, a nonrecourse Note, and anything herein to the contrary notwithstanding (but except as provided below), the Lender agrees, for itself, its representatives, successors, endorsees and assigns, that: (i) neither the Borrower, nor any representative, successor, assign or affiliate of the Borrower, shall be personally liable on this Note; and (ii) in the event of default hereunder, the Lender (and any such representative, successor, endorsee or assignee) shall look to the property encumbered by the Pledge Agreement and/or the other instruments of security that secure this Note for payment of this Note, and will not make any claim or institute any action or proceeding against the Borrower (or any representatives, successors, assigns or affiliates of the Borrower) for any deficiency remaining after collection upon the pledged Collateral. Provided however, and notwithstanding the foregoing, the Borrower is and will remain personally liable for any deficiency remaining after collection of the pledged Collateral to the extent of any loss suffered by Lender, or its representatives, successors, endorsees or assigns, if such loss is caused by Borrower based in whole or in part upon:

(i) Damages arising from any fraud, misrepresentations or the breach of any covenant or agreement; and/or

(ii) Damage to the pledged Collateral resulting from gross negligence or intentional acts; and/or

(iii) Failure to pay taxes or other property-related liens; and/or

(iv) Damages arising from the failure to comply with any and all laws.

The Borrower agrees to pay all costs and expenses of collection, including, without limitation, the reasonable attorneys' fees, costs and disbursements of the holder hereof, in the event that any action, suit or proceeding is brought by the holder hereof to collect on this Note.

IN WITNESS WHEREOF, the Borrower has executed this Promissory Note on the date and year first above written.

BORROWER:

By:

For: John N. Ehrman

LENDER:

By:

For: International Mercantile Holding Group, Inc.